Exhibit 99.1

Contacts:
J. Patrick Ervin	Charles R. Trego, Jr.
Chairman, President and CEO	Senior Vice President and CFO
(607) 378-4420	(607) 378-4202

Hardinge Sales Up 11% in First Quarter

Earnings per share rise 4.8% over year-ago period

Performance Highlights for 1st Quarter 2006:

•                  Orders of $76.7 million, an increase of 7.9% versus first quarter 2005

•                  Net sales of $75.4 million, a rise of 10.9% versus first quarter 2005

•                  Net income of $1.9 million, a 4.5% improvement over first quarter 2005

•                  Board declared cash dividend of $.03 per share of common stock

ELMIRA, N.Y. — May 8, 2006 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced material-cutting solutions, today reported increased orders, net sales and EPS during the first quarter of 2006, compared to the same quarter in 2005.

Net sales were $75.4 million in the first quarter of 2006, an increase of 10.9% as compared to $68.0 million of net sales in the first quarter of 2005. Net income was $1.9 million, or $.22 per share, as compared to $1.9 million, or $.21 per share, in the first quarter of 2005. Orders were $76.7 million, an increase of 7.9%, as compared to $71.1 million in the first quarter of 2005.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are pleased with the continued strength demonstrated in the manufacturing sectors around the globe. Our first quarter increases in orders,  net sales and net income are reflective of our strong international market position as a provider of advanced material-cutting solutions. While we achieved our sales objective in the quarter, the mix of sales resulted in lower-than-planned gross profit and margin. The mix change was the primary factor contributing to the lower growth rates found within our year-over-year operating and net income compared to our sales growth.”

The following table summarizes the Company’s sales by geographical region for the first quarter of 2006 versus 2005:

	(U.S. dollars in thousands)
	First Quarter
Sales to customers in:	2006	2005	% Change
North America	$29,181	$24,464	19%
Europe	29,221	31,114	(6)%
Asia & Other	17,034	12,470	37%
Total	$75,436	$68,048	11%

First quarter 2006 net sales were tempered by a $3.1 million reduction related to the unfavorable effects of net foreign currency translation, almost entirely due to the changes between the value of the U.S. dollar versus the Swiss Franc, Euro and British Pound.

Overall market conditions in the Company’s “North America” and “Asia and Other” regions improved significantly over the first quarter of 2005, with industry-wide activity remaining strong. European sales for the first quarter were also up slightly in local currencies; however, reported sales decreased due to the impact of exchange rates.

The following table summarizes the Company’s orders by geographical region for the first quarters of 2006 and 2005:

	(U.S. dollars in thousands)
	First Quarter
Orders from customers in:	2006	2005	% Change
North America	$29,107	$26,627	9%
Europe	32,605	31,384	4%
Asia & Other	15,018	13,097	15%
Total	$76,730	$71,108	8%

The Company’s consolidated backlog at March 31, 2006 was $75.0 million. The Company’s consolidated backlog increased $1.3 million this quarter from December 31, 2005.

Gross margin was $22.9 million, or 30.4% of sales, as compared to $21.1 million, or 31.0% of sales, in the first quarter of 2005. This decrease in gross margin was the result of changes in product and market mix, along with higher-than-anticipated costs on first-time turnkey projects.

Selling, general and administrative expenses (SG&A) were $19.3 million, or 25.5% of net sales, in the first quarter of 2006, as compared to $17.5 million, or 25.7% of net sales, in the first quarter of 2005. The increase in SG&A expense was attributable to planned increases in spending for commissions, marketing and customer support, pension and benefit costs, tradeshows, and information technology enhancements.

Interest expense increased $0.3 million because of higher average borrowings, driven by the additional debt incurred to finance the buyout of our minority partner in Hardinge Taiwan in December 2005 and the purchase of the Bridgeport technical information in January 2006.

Mr. Ervin further commented, “We understand the drivers of our operating performance, and we remain confident that the combination of a strong manufacturing environment, coupled with the focused execution of our business strategy, will generate positive trends in future operating performance.”

The company also announced that its Board of Directors has declared a cash dividend of $0.03 per share on the Company’s common stock. The dividend is payable on June 9, 2006 to stockholders of record as of June 1, 2006.

The Company will host a conference call at 2:00 PM today to provide additional detail related to first quarter performance. The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=33312. It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year. You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 187276. This telephone recording will be available through the second quarter, ending June 30, 2006.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products. The company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world. Hardinge’s common stock trades on  NASDAQ under the symbol, “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash	$3,871	$6,552
Accounts receivable, net	65,693	67,559
Notes receivable, net	4,175	4,060
Inventories	116,371	117,036
Deferred income tax	752	744
Prepaid expenses	8,993	6,921
Total current assets	199,855	202,872

Property, plant and equipment:
Property, plant and equipment	171,500	170,961
Less accumulated depreciation	106,110	104,640
Net property, plant and equipment	65,390	66,321

Other assets:
Notes receivable	3,128	3,683
Deferred income taxes	460	455
Intangible pension asset	250	247
Other intangible assets	12,268	7,438
Goodwill	17,866	17,699
Other	1,569	1,561
	35,541	31,083

Total assets	$300,786	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued
(In Thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$25,235	$26,454
Notes payable to bank	4,622	3,803
Deferred purchase price of acquisitions	-	5,129
Accrued expenses	20,441	19,920
Accrued pension expense	2,061	2,375
Accrued income taxes	3,719	3,223
Deferred income taxes	2,577	2,592
Current portion of long-term debt	17,970	12,955
Total current liabilities	76,625	76,451

Other liabilities:
Long-term debt	49,197	50,356
Accrued pension expense	19,928	19,731
Deferred income taxes	2,705	2,646
Accrued postretirement benefits	5,817	5,985
Derivative financial instruments	1,389	1,709
Other liabilities	3,471	4,405
	82,507	84,832

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued—none
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares—9,919,992 at March 31, 2006 and December 31, 2005	99	99
Additional paid-in capital	60,380	60,387
Retained earnings	105,900	104,219
Treasury shares—1,089,037 at March 31, 2006
and 1,063,287 shares at December 31, 2005.	(14,022)	(13,697)
Accumulated other comprehensive (loss) income	(9,907)	(11,029)
Deferred employee benefits	(796)	(986)
Total shareholders’ equity	141,654	138,993

Total liabilities and shareholders’ equity	$300,786	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(In Thousands Except Per Share Data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Net sales	$75,436	$68,048
Cost of sales	52,533	46,934
Gross profit	22,903	21,114

Selling, general and administrative expenses	19,261	17,476
Income from operations	3,642	3,638

Interest expense	1,146	840
Interest (income)	(122)	(136)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	2,618	2,934
Income taxes	671	793
Minority interest in (profit) of consolidated subsidiary	—	(277)
Net income	$1,947	$1,864

Retained earnings at beginning of period	104,219	98,277
Less dividends declared	266	265
Retained earnings at end of period	$105,900	$99,876

Per share data:

Basic earnings per share	$.22	$.21
Weighted average number of common shares outstanding	8,767	8,749

Diluted earnings per share:	$.22	$.21
Weighted average number of common shares outstanding	8,800	8,838

Other Financial Data:

Gross Margin	30.4%	31.0%
Operating Margin	4.8%	5.3%
Capital expenditures	$832	$670
Depreciation and amortization	$2,333	$2,320

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Operating activities
Net income	$1,947	$1,864
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,333	2,320
Provision for deferred income taxes	30	95
Minority interest	—	277
Foreign currency transaction loss	91	9
Changes in operating assets and liabilities:
Accounts receivable	2,295	333
Notes receivable	455	659
Inventories	1,327	(11,290)
Other assets	(2,279)	(1,517)
Accounts payable	(1,380)	1,848
Accrued expenses	(399)	(5,212)
Accrued postretirement benefits	(168)	18
Net cash provided by (used in) operating activities	4,252	(10,596)

Investing activities
Capital expenditures	(832)	(670)
Purchase Bridgeport kneemill technical information	(5,000)	—
Purchase of minority interest in Hardinge Taiwan	(110)	—
Purchase of U-Sung	(5,071)	—
Net cash (used in) investing activities	(11,013)	(670)

Financing activities
Increase in short-term notes payable to bank	798	2,350
Increase in long-term debt	3,796	10,751
Net sales (purchases) of treasury stock	(332)	142
Dividends paid	(266)	(265)
Net cash provided by financing activities	3,996	12,978

Effect of exchange rate changes on cash	84	(81)
Net (decrease) increase in cash	(2,681)	1,631

Cash at beginning of period	6,552	4,189

Cash at end of period	$3,871	$5,820

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